Exhibit 5.1

[Letterhead of Dorsey & Whitney LLP]

January 10, 2022

Assure Holdings Corp.

4600 South Ulster Street, Suite 1225

Denver, Colorado 80237

Re:       Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Assure Holdings Corp., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of up to 5,049,100 shares of common stock, par value $0.001 per share, of the Company (the “Shares”) issuable upon settlement of granted awards and upon exercise of options under the Company’s Amended 2020 Stock Option Plan (the “Amended 2020 Stock Option Plan”), the Company’s Amended 2020 Equity Incentive Plan (the “Amended 2020 Equity Incentive Plan”), the Company’s 2021 Stock Incentive Plan (the “2021 Stock Incentive Plan”) and the Company’s 2021 Employee Stock Purchase Plan (the “2021 Employee Stock Purchase Plan”, together with the Amended 2020 Stock Option Plan, the Amended 2020 Equity Incentive Plan and the 2021 Stock Incentive Plan, the “Plans”).

We have also examined such other documents, including the Plans, and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials. We have assumed that the Shares will be sold as described in the Registration Statement.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that upon issuance, delivery, vesting, settlement and, in the case of options, payment therefor, in each case in accordance with the terms and conditions of the Plans and any relevant agreements thereunder, the Shares will be validly issued, fully paid and nonassessable.

Assure Holdings Corp.

January 10, 2022

Our opinions expressed above are limited to Chapter 78 Nevada Revised Statutes (the “Nevada General Corporation Law”) and the statutory provisions and reported judicial decisions interpreting the Nevada General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

DORSEY & WHITNEY LLP

/s/ Dorsey & Whitney LLP